Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of May 20, 2024, is made and entered into by and between, on the one hand, Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”) and its parent company, Definitive Healthcare Corp., a Delaware corporation (“Parent”, and together with the Company, the “Company Group”), and, on the other hand, Kevin Coop (the “Executive”).

Introduction

The Company Group desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to be employed by the Company Group on such terms and conditions. The Executive will be a senior executive of the Company and Parent, with significant access to information concerning the Company Group and its business. The disclosure or misuse of such information or the engaging in competitive activities would cause substantial harm to the Company Group.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Term. All provisions of this Agreement, other than Section 7 hereof (the “Non-Competition Covenant”), shall become effective as of the Start Date (as defined below). The Non-Competition Covenant shall become effective on the tenth business day after the Executive has been provided by the Company or Parent with notice of the Non-Competition Covenant (the “Non-Competition Covenant Effective Date”). The Company Group shall employ the Executive hereunder from the Start Date until the Executive’s employment with the Company Group is terminated pursuant to Section 11. The Executive shall be employed on an “at will” basis. The Executive’s start date with the Company, as an employee under this Agreement, shall be June 24, 2024 (“Start Date”).
2.
Duties; Place of Employment. The Executive will serve as the Chief Executive Officer of the Company and Parent, be the most senior executive of the Company and Parent, and shall have such authority, duties and responsibilities assigned to Executive by Parent’s Board of Directors (the “Board”) reasonably consistent with his position. The Executive shall also serve as a member of the Board and may be appointed as a director and/or officer of affiliates of the Company Group, in each case for no additional compensation beyond that set forth herein, and with all such positions automatically terminating as of the termination of the Executive’s employment as Chief Executive Officer of the Company and Parent under this Agreement. The Executive will report directly to the Board. The Executive’s principal place of employment will be Framingham, Massachusetts; provided that the Executive may be required under business circumstances to travel outside of such location in connection with performing Executive’s duties under this Agreement, and provided further, that, subject to Board approval (not to be unreasonably withheld), Executive may elect to work at another Company Group location the Executive determines in his reasonable discretion to be consistent with the business needs of the Company Group.

3.
Full Time; Best Efforts. The Executive shall use the Executive’s best efforts to promote the interests of the Company Group and shall devote the Executive’s full business time and efforts to its business and affairs. The Executive shall not engage in any other activity that could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from managing the Executive’s personal and familial investments, or engaging in civic, charitable, and/or volunteer activities (including, without limitation, non-profit boards) and, in the future, other boards or activities with the prior approval of the Board (not to be unreasonably withheld) provided that such activities do not materially interfere with the Executive’s proper performance of his duties and responsibilities on behalf of the Company Group and that such activities are undertaken in compliance with the code of conduct, insider trading policy, and any other similar policies of the Company Group.
4.
Compensation and Benefits. During the term of this Agreement, the Executive shall be entitled to compensation and benefits as follows:
(a)
Base Salary. The Executive will receive a salary at the rate of $500,000 annually (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The Compensation Committee (“Compensation Committee”) of the Board shall determine, on an annual basis and in its sole good faith discretion, whether to increase the Executive’s Base Salary. The Base Salary may not be decreased from the Base Salary in effect on the Start Date without the Executive’s consent other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives.
(b)
Bonus. The Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) pursuant to the terms and conditions of the Definitive Healthcare Corp. Cash Incentive Plan and the applicable annexes thereto (the “Bonus Plan”). Initially, the Executive will be eligible for an Annual Bonus with a “target” opportunity set at 100% of Executive’s Base Salary; provided that, for calendar year 2024, the Executive shall be eligible to receive an Annual Bonus calculated as the Annual Bonus that would have been paid for the entire calendar year based on actual performance pursuant to the Bonus Plan, multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked in calendar year 2024, and the denominator of which is equal to the total number of days in such year. For future years, the Executive will be eligible for an Annual Bonus determined in the sole discretion of the Compensation Committee (and with performance targets thereunder determined by the Compensation Committee in its sole discretion in consultation with the Executive); provided that for future years the target Annual Bonus opportunity shall be at set at an amount no less than 100% of the Base Salary for the Annual Bonus period. Executive must be actively employed by the Company Group through and including the date on which the Annual Bonus, if any, is paid to be eligible to receive and to earn it. All earned Annual Bonus amounts unpaid as of the end of a calendar year shall be paid, solely in cash, no later than March 15 of the following calendar year. Consistent with the Bonus Plan, the Executive’s Annual Bonus may exceed the “target” should the Compensation Committee determine that performance exceeded the applicable target performance.

(c)
Equity Incentives.
1.
Upon the Start Date, as a material inducement to enter into and undertake employment pursuant to this Agreement and subject to the approval of the Compensation Committee or the independent members of the Board, the Executive will receive a grant of time-vesting restricted stock units (“RSUs”) with respect to Parent Class A common stock (“Parent Common Stock”) (the “Initial RSU Grant”). The Initial RSU Grant will be made pursuant to the Definitive Healthcare Corp. 2023 Inducement Plan (the “Inducement Plan”) under the “inducement grant exception” provided in Nasdaq Listing Rule 5635(c)(4) and Nasdaq IM-5635-1. The Initial RSU Grant will have a target value at grant of $7,500,000, and the number of RSUs subject to the Initial RSU Grant will be determined by dividing such target grant value by the average closing price of a share of Parent Common Stock over the thirty (30) trading days immediately preceding (and not including) the date of the first press release publicly announcing the Executive’s employment with the Company, rounded up to the nearest whole share. The RSUs subject to the Initial RSU Grant will vest, subject to the below, as follows, subject to the Executive’s continued Service (as defined in the Inducement Plan) through each applicable vesting date: 25% of the RSUs will vest on July 1, 2025 (the “First Vest Date”), followed by vesting in substantially equal installments of 6.25% at the end of each three-month period following the First Vest Date until fully vested, over the subsequent three (3) years. Notwithstanding anything in this Agreement to the contrary (other than Section 11 hereof), the Initial RSU Grant shall be governed in all respects by the terms and conditions set forth in the Inducement Plan and the applicable award agreement thereunder.
2.
Upon the Start Date, as a material inducement to enter into and undertake employment pursuant to this Agreement and subject to the approval of the Compensation Committee or the independent members of the Board, the Executive will also receive a grant of performance vesting RSUs (“Value Creation PSUs”) with respect to Parent Common Stock (the “Value Creation PSU Grant”). The Value Creation PSU Grant will be made pursuant to the Inducement Plan under the “inducement grant exception” provided in Nasdaq Listing Rule 5635(c)(4) and Nasdaq IM-5635-1. Each tranche of Value Creation PSUs will be earned to the extent that the Average Closing Price (as defined below) timely satisfies the stock price hurdle set forth in the following table (each, a “Stock Price Hurdle”):

Stock Price Hurdle	Value of Value Creation PSUs	Number of Value Creation PSUs	“Performance Period”
$10.00	$2,000,000	200,000	2 years from date of grant
$15.00	$4,000,000	266,667	4 years from date of grant
$20.00	$6,000,000	300,000
$27.00	$10,000,000	370,371

The average closing price of a share of Parent Common Stock (the “Average Closing Price”) will be measured at the end of each month beginning with the first full month following the date of grant of the Value Creation PSU Grant (each, a “Hurdle Measurement Date”). An applicable Stock Price Hurdle will be achieved if, at any time during the applicable Performance Period noted above, the Average Closing Price during a period of thirty (30) consecutive trading days equals or exceeds the applicable Stock Price Hurdle. The number of Value Creation PSUs set forth above with respect to a Stock Price Hurdle will vest on the date on which the Compensation Committee certifies that the Stock Price Hurdle was achieved (the “PSU Vesting Date”), subject to the Executive’s continued Service through the PSU Vesting Date; provided, that such certification by the Compensation Committee will occur no later than the earlier of (i) ninety (90) days following the applicable Hurdle Measurement Date as of which a Stock Price Hurdle has been achieved or (ii) March 15 of the calendar year following the year in which the applicable Hurdle Measurement Date occurs. The number of Value Creation PSUs subject to each Stock Price Hurdle set forth above is determined by dividing the dollar value set forth under “Value of Value Creation PSUs” by the dollar value set forth under “Stock Price Hurdle.” The shares underlying such Value Creation PSUs will be delivered as soon as reasonably practicable following the PSU Vesting Date, and in all events by the earlier of (i) thirty (30) calendar days following the PSU Vesting Date and (ii) March 15 of the calendar year following the year in which the applicable Hurdle Measurement Date occurs.

In the event of a Change in Control (as defined in the Inducement Plan) that occurs prior to the last day of the applicable Performance Period and subject to the Executive’s continued Service through the consummation of such Change in Control, (i) satisfaction of any Stock Price Hurdle will be determined by reference to the price per share of Parent Common Stock that is payable pursuant to definitive documentation concerning such Change in Control as determined in good faith by the Compensation Committee (the “Per-Share Transaction Price”), in lieu of the Average Closing Price and without regard to the thirty (30) consecutive trading day requirement set forth above, and (ii) if the Per-Share Transaction Price falls between any two Stock Price Hurdles, the number of the Value Creation PSUs that will vest shall be determined based on linear interpolation of the Per-Share Transaction Price between each of the two applicable Stock Price Hurdles.

Notwithstanding anything in this Agreement to the contrary, the Value Creation PSU Grant shall be governed in all respects by the terms and conditions set forth in the Inducement Plan and the applicable award agreement, which will be consistent with the foregoing.

3.
The Executive shall be awarded an annual equity award in the regular grant cycle in 2025 pursuant to the Definitive Healthcare Corp. 2021 Equity Incentive Plan or any successor plan thereto (the “Equity Plan”), at the same time as such grants are made to other similarly situated executives, subject to time and/or performance-based vesting conditions consistent with prevailing Company practice (the “2025 Annual Grant”). The vesting conditions and other terms and conditions applicable to, and the form of, the 2025 Annual Grant shall be determined by the Board and/or the Compensation Committee in its sole discretion and shall have an aggregate grant value (calculated in accordance with Parent’s then-standard method of converting intended grant value into a number of shares) of at least $5,500,000.
4.
After 2025, the Executive shall be eligible to receive annual awards under the Equity Plan. It is anticipated that any such awards shall have an aggregate grant value (calculated in accordance with Parent’s then-standard method of converting intended grant value into a number of shares) of at least $5,500,000 per year; provided, that the actual value of any such award shall be determined by the Board and/or the Compensation Committee in its sole discretion and may be lower or higher than such value, and any such award shall be in the form(s) and subject to vesting and other terms and conditions, in each case, as determined by the Board and/or the Compensation Committee from time to time in its sole discretion.
(d)
Benefits. In addition to the Base Salary and the compensation set forth above, the Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans in each case on a basis no less favorable than made available to other similarly situated executives. The Company may modify or terminate such benefit programs at any time in its sole discretion.
(e)
Paid Time Off. The Executive shall be eligible for paid time off (“PTO”), in addition to paid Company holidays, in accordance with the Company’s policy as in effect from time to time applicable to similarly situated executives. While policies are subject to change in the Company’s discretion, as of the date of this Agreement, U.S.-based employees do not accrue PTO, and the Company currently provides unlimited PTO to its U.S.-based employees.
(f)
Reimbursement of Documented Business Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company Group, subject to the presentation of appropriate documentation and approved by, or in accordance with the Company Group’s policies as approved by the Board. If any reimbursement provided by the Company Group pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance thereunder, “Section 409A”), such reimbursement shall be subject to the following rules: (i) the amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement; (ii) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
(g)
Relocation Assistance. In addition, in association with the Executive’s relocation to the Boston area, the Company agrees to reimburse the documented reasonable out-of-pocket relocation and temporary lodging expenses the Executive incurs of up to $75,000, inclusive of any gross ups for taxes (the “Relocation Amount”). The Relocation Amount shall be paid to the Executive within three months following the Start Date, provided that Executive has relocated to the Boston area and provided documentation of incurred relocation expenses by such date, or such later date approved by the Board (such approval not to be unreasonably withheld), but in any event no later than March 15 of the calendar year following the calendar year in which the expense is incurred. To the extent required by law, the Relocation Amount shall be included in Executive’s gross income as wages and will be subject to withholding for all applicable taxes, such that the net Relocation Amount received by the Executive may be less than the Executive’s incurred relocation expense.

(h)
Withholding. The Company Group shall withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes required to be withheld by the Company Group under applicable law.
(i)
Indemnification and D&O Insurance. Parent shall indemnify the Executive to the maximum extent permitted by law and the Company Group’s organizational documents, pursuant an Indemnification Agreement, a copy of which is made available separately. The Company and/or Parent will maintain a directors and officers liability policy covering Executive with coverage comparable or equal to that provided to other senior executives of the Company and Parent.
(j)
Legal Fees Incurred in Negotiating the Agreement. The Company or Parent shall, upon presentation of an invoice to the Company, pay Morgan, Lewis & Bockius LLP directly up to a maximum of $20,000 for legal fees incurred in connection with negotiation of this Agreement, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Start Date.
5.
Confidentiality; Intellectual Property.
(a)
The Executive agrees that during the Executive’s employment or other business relationship with the Company Group, whether or not under this Agreement, and at all times thereafter, the Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company Group, and except to the extent required by law (but only after the Executive has provided Parent with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company Group including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company Group and including any information of others that the Company Group has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.
(b)
The Executive agrees that during the Executive’s employment or other business relationship with the Company Group, whether or not under this Agreement, and at all times thereafter, the Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company Group.
(c)
Upon termination of employment, or earlier if requested by the Company or Parent, the Executive shall immediately deliver to the Company Group all materials (including all soft and hard copies) in the Executive’s possession or control which contain or relate to Confidential Information and all other Company Group property, other than Executive’s personal copies of any records reflecting Executive’s employee benefits, rights to indemnification and/or D&O insurance, or equity.
(d)
All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, “Developments”) made, conceived, or developed by the Executive in connection with Executive’s employment with the Company Group, either alone or in conjunction with others, at any time or at any place during the Executive’s employment or other business relationship with the Company Group, whether or not under this Agreement and whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company Group is engaged or any actual or demonstrably anticipated research or development of the Company Group, shall be and hereby are the exclusive property of the relevant member of the Company Group without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the relevant member of the Company Group.
(e)
The Executive shall promptly disclose any Developments to the Company Group. If any Development is not the property of the Company Group by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the relevant member of the Company Group all right, title and interest in such Development, without further consideration, and will assist the Company Group and its nominees in every way, at the Company Group’s expense, to secure, maintain and defend the Company Group’s rights in such Development. The Executive shall sign all instruments reasonably necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the relevant member of the Company Group desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company Group and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive.
(f)
Executive agrees that the Company Group shall not be required to designate Executive as the inventor or author of any Development. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Development. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Development.
(g)
Executive will not, in the course of employment with the Company Group, incorporate into or in any way use in creating any Development any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without Parent’s prior written permission. Executive hereby grants the relevant member of the Company Group a nonexclusive, royalty-free, fully paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Development. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Development without Parent’s prior written permission.
(h)
Protected Disclosures and Other Protected Actions.

(i) Government Agencies. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Executive further understand that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company Group. This Agreement does not limit Executive’s right to receive an award from a whistleblower award program administered by any Government Agencies for providing information to any Government Agencies.

(ii) Immunity under Defend Trade Secrets Act. In accordance with the Defend Trade Secrets Act of 2016, no employee will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

6.
Nonsolicitation. The Executive agrees that during the Executive’s employment or other business relationship with the Company Group, whether or not under this Agreement, and for a period of one year thereafter (the “Restricted Period”):
(a)
the Executive will not, directly or indirectly, individually or as a consultant to, or an executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entice away from the Company Group, induce or encourage to reduce the amount of business conducted with the Company Group by or otherwise materially interfere with the business relationship of the Company Group with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier, vendor or service provider to, or other party having business relations with the Company Group; and
(b)
the Executive will not, directly or indirectly, individually or as a consultant to, or an executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity offer employment to or otherwise interfere with the business relationship of the Company Group with any person or entity who is or was within the one-year period immediately prior thereto, employed by the Company Group.
7.
Non-Competition. The Executive agrees that, from the Non-Competition Covenant Effective Date through the Restricted Period, the Executive will not directly or indirectly provide services, whether as an owner, officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity, to any other business entity that is engaged or seeks to become engaged in any line of business conducted by the Company Group, or which the Company Group have active plans to conduct, in each case, in any state of the United States and any country outside the United States in which the Company Group conducts its business (provided that the Executive shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation which is publicly traded or from being a passive investor in an externally managed investment fund or vehicle whose principal investment strategy is not directed toward investing in entities that in engage in or operate any line of business conducted by the Company Group, or which the Company Group have active plans to conduct, so long as the Executive has no active participation in the business of such corporation, fund or vehicle and, in each case, in which the Executive, directly or indirectly, does not have the ability to, and does not seek to exercise any, control or exercise any managerial or investment influence). The post-employment restrictions in this Section 7 shall not apply in the case of a termination of the Executive’s employment by the Company Group without Cause. The Executive acknowledges and agrees that the compensation, including the initial equity awards described in Section 4(c) above, provided to the Executive by the Company Group under this Agreement constitute fair and reasonable, mutually agreed upon consideration for the restrictions contained in this Agreement, including, without limitation, in this Section 7. If the Executive has unlawfully taken, physically or electronically, property belonging to the Company Group, or has breached any fiduciary duties owed to the Company Group, the duration of the post-service restrictions in this Section 7 shall be extended to two years following the termination of the Executive’s employment. The Executive acknowledges that he has been provided notice of this Section 7 at least 10 business days prior to this Section 7 becoming effective, and that he or she has the right to consult with counsel prior to signing this Agreement.
8.
Remedies. Without limiting the remedies available to the Company Group, the Executive acknowledges that a breach of any of the covenants contained in Sections 5, 6 or 7 hereof could result in irreparable injury to the Company Group for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company Group shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5, 6 or 7 hereof or such other equitable relief as may be required to enforce specifically any of the covenants contained in Sections 5, 6 or 7 hereof. The foregoing provisions and the provisions of Sections 5, 6 or 7 hereof shall survive the termination of the Executive’s employment with the Company Group, and shall continue thereafter in full force and effect in accordance with their terms.
9.
Applicability to Related Companies. For purposes of Sections 5, 6, 7 and 8 of this Agreement, the terms “Company” or “Company Group” shall include the Company and Parent and each of their respective subsidiaries, whether now existing or hereinafter created, and their respective successors and assigns.

10.
Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, scope and subject matter of Sections 5 through 9 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.
11.
Termination.
(a)
General. The Executive’s employment with the Company Group may be terminated at any time (i) by the Company or Parent with or without Cause, (ii) by the Executive for any or no reason, or (iii) by the Company or Parent or the Executive in the event of the Executive’s Disability, and shall terminate in the event of the Executive’s death.
(b)
Definitions. As used herein, the following terms shall have the following meanings:

“Cause” shall mean, with respect to the Executive, (i) commission of, or pleading guilty or no contest to, a felony, or any crime involving moral turpitude (other than minor traffic violations); (ii) any unlawful act which is materially injurious or materially detrimental to the reputation or financial interests of any of the Company Group or its affiliates; (iii) theft of property of any of the Company Group or its affiliates or willful falsification of documents of any of the Company Group or its affiliates or willful dishonesty in their preparation; (iv) material breach of any material provision of any agreement with any of the Company Group or its affiliates, or any breach of any non-competition, non-solicitation or confidentiality provisions, or any other similar restrictive covenants to which the Executive is or may become a party with any of the Company Group or its affiliates; or (v) refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Executive by the Board, which duties or responsibilities are consistent with the scope and nature of Executive’s position. To the extent any purported grounds set forth in this definition of Cause can be cured (including, without limitation, those set forth in clauses (iv) or (v)), Parent shall provide written notice to the Executive identifying such grounds and Executive shall have thirty (30) calendar days to cure such grounds. “Willful” for these purposes shall mean the Executive’s act or omission in bad faith or without the reasonable belief that such act or omission was in the best interests of the Company. Failure to attain performance goals or financial objectives shall not in and of itself constitute Cause.

“Change in Control” shall mean have the meaning ascribed to it in the Equity Plan.

“Change in Control Period” means the period beginning on the date three (3) months prior to, and ending on the date eighteen (18) months following, a Change in Control.

“Good Reason” means, without the Executive’s written consent, (a) a material diminution (of 10% or more in the aggregate) of the Executive’s highest (I) annual rate of Base Salary or (II) target Annual Bonus (i.e. the size of the target Annual Bonus that the Executive has the opportunity to earn); or (b) any material breach by the Company Group of any material written agreement between the Executive and the Company Group; (c) a relocation by the Company of the Executive’s principal place of employment that extends the Executive’s commute by more than thirty five (35) miles; or (d) a material diminution of the duties, titles, authority, roles, or responsibilities of the Executive (including any change in reporting that results in the Executive not reporting directly to the Board), provided that no condition set forth in the preceding (a), (b), (c) or (d) will be deemed Good Reason unless the Company Group fails to cure the condition(s) giving rise to Good Reason within 30 days from the date on which the Executive notifies the Chairman of the Board, in writing, of such condition(s) (the “Cure Period”) (which notice will be provided by the Executive within sixty (60) days following the initial existence of such condition), and Executive resigns from employment within thirty (30) days following the expiration of the Cure Period.

“Disability” means illness (mental or physical) or accident, which results in the Executive being unable to perform the Executive’s duties as an Executive of the Company or Parent (as applicable) as reasonably determined by a competent independent physician, for a period of 180 days, whether or not consecutive, in any 12-month period.

“Severance” means (i) continuation of regular payments of Base Salary (at the rate in effect on the date of termination prior to any reduction constituting Good Reason) to the Executive for a period of twelve (12) months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule and subject to withholding for all applicable taxes; (ii) a lump sum payment equal to (A) any unpaid amount of the Annual Bonus for the immediately preceding calendar year that the Executive would have earned in accordance with the Bonus Plan had the employment termination not occurred (“Prior Year’s Bonus”), plus (B) an amount equal to the target Annual Bonus for the calendar year in which the date of termination occurs prior to any reduction constituting Good Reason, payable within thirty (30) days following the date on which the Release (defined below) becomes effective and irrevocable and subject to withholding for all applicable taxes; (iii) acceleration of the vesting of all stock options, restricted stock shares and RSUs, profit interests, or other forms of equity, in each case, that vest based solely on the passage of time, awarded to the Executive by the Company Group at any time (the “Equity”) and that would otherwise have vested during the twelve (12) month period following the termination date had the Executive’s employment not terminated (provided, that notwithstanding the foregoing, the Initial RSU Grant shall vest in full); (iv) vesting of any portion of the Value Creation PSU Grant for which a Stock Price Hurdle had been achieved as of a Hurdle Measurement Date prior to the date of termination, but for which the PSU Vesting Date had not yet occurred; and (v) should Executive timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act, payment the entire amount of the premiums for such coverage for a period of twelve (12) months following the date of termination, or if earlier, until the date the Executive is no longer eligible to receive COBRA continuation coverage or the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. For the purposes of clarity, as defined above, “Equity” shall not include any equity or equity-based awards that vest based on performance (“Performance-Based Awards”) and the acceleration described in (iii) above shall not apply to any such Performance-Based Awards.

(c)
Effects of Termination. If the Executive’s employment is terminated, the Company Group shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary, cash or equity compensation, and expense reimbursement that had accrued or vested but had not been paid prior to the date of termination, (ii) if the Executive’s employment with the Company Group is terminated by the Company or Parent without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason, payments of Severance shall be due, subject to the conditions and limitations set forth in Section 11(e) below.

The Severance available to the Executive under this Section 11 are the sole and exclusive severance, termination and post-termination payments and benefits to which the Executive may be entitled upon termination of the Executive’s employment (including equity compensation benefits). Notwithstanding the terms of any other plan or agreement (including any plan or agreement related to equity compensation), the Executive shall not be entitled to receive any other severance-related or termination-related payments or benefits (including equity compensation benefits) under any other plan or agreement which may from time to time be made available to other executives of the Company Group or any affiliate.

(d)
Termination by the Company without Cause or by the Executive for Good Reason in the Change in Control Period. Notwithstanding anything to the contrary in this Section 11, if, during a Change in Control Period, the Executive is terminated by the Company Group without Cause (other than as a result of death or Disability of the Executive) or the Executive terminates his employment with Good Reason, the Executive shall be entitled to all of the benefits under Section 11(c), including Severance, subject to the conditions and limitations set forth in Section 11(e) below, however, in such case the applicable Severance benefits shall be modified so that Executive receives (i) continuation of regular payments of Base Salary (at the rate in effect on the date of termination prior to any reduction constituting Good Reason) to the Executive for a period of eighteen (18) months from the date of the Qualifying CIC Termination, payable in accordance with the Company’s regular payroll schedule, provided that, if such Qualifying CIC Termination occurs following a Change in Control that complies with Section 409A, in lieu of the foregoing continuation of Base Salary, the Executive shall receive a lump sum payment equal to eighteen (18) months of the Base Salary (at the rate in effect on the date of termination prior to any reduction constituting Good Reason), and in either case subject to withholding for all applicable taxes; (ii) a lump sum payment equal to (A) any unpaid amount of the Annual Bonus for the immediately preceding calendar year that the Executive would have earned in accordance with the Bonus Plan had the Qualifying CIC Termination not occurred, plus (B) an amount equal to 1.5 times the target Annual Bonus for the calendar year in which the date of the Qualifying CIC Termination occurs, payable within thirty (30) days following the date on which the Release (defined below) becomes effective and irrevocable and subject to withholding for all applicable taxes; (iii) acceleration of the vesting in full of all outstanding Equity; (iv) for any outstanding Performance-Based Awards (other than the Value Creation PSU Grant), any applicable performance conditions will be deemed achieved (A) for any completed performance period, based on actual performance, or (B) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the Compensation Committee, and (v) should Executive timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act, payment of the entire amount of the premiums for such coverage for a period of eighteen (18) months following the date of termination, or if earlier, until the date the Executive is no longer eligible to receive COBRA continuation coverage or the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. For the purposes of clarify, the acceleration of vesting described in (iii) shall not apply to any Performance-Based Awards.
(e)
Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company Group’s obligation to pay Severance shall be subject to the following provisions and conditions:

(i) Release of Claims. The Company Group’s obligation to pay Severance shall be contingent upon the Executive signing a separation agreement in form and substance reasonably acceptable to Parent and Executive, to include, among other provisions, non-competition, non-solicitation (in each case, not to exceed twelve (12) months following the termination date), non-disclosure, and mutual non-disparagement provisions (but no other restrictive covenants, including cooperation, beyond the scope and length provided for above), and a general release of claims in the favor of the Company Group (the “Release”), with customary carveouts for rights (including, without limitation, equity rights) that survive termination (e.g., indemnity, D&O coverage, contribution, exculpation, vested employee benefits), and such Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following Executive’s employment termination date (such period, the “Release Execution Period”).

(ii) Clawback and Recovery. All compensation provided to the Executive will be subject to recoupment in accordance with the Company Group’s clawback policies as maintained or adopted from time to time for similarly situated executives, to the extent provided therein.

(iii) Consequences of Breach. If the Executive breaches the Executive’s obligations under Sections 5, 6 or 7 of this Agreement during the period any of the Company Group is obligated to pay Severance, the Company may immediately cease payments of Severance and may recover all Severance paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company Group including, without limitation, the right to seek specific performance or an injunction. To the extent any breach set forth in this paragraph can be cured, Parent shall provide written notice to the Executive identifying the breach and Executive shall have thirty (30) calendar days to cure the breach.

(iv) Affordable Care Act. If making payments of COBRA premiums under this Section 11 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 11 in an economically equivalent manner as is necessary to comply with the ACA.

(v) Payment Timing. For purposes of Section 409A, each payment of Severance shall be considered a separate payment and not one of a series of payments. Any payment under this Section 11 that is not made during the period following the termination of the Executive’s employment because the Executive has not executed the Release shall be paid to the Executive in a single lump sum on the first payroll date following the date the Release becomes effective and irrevocable; provided, that the Executive executes and does not revoke the Release in accordance with the requirements hereof; and provided further, that if the Release Execution Period begins in one taxable year and ends in another taxable year, any payment under this Section 11 shall not be made until the beginning of the second taxable year to the extent required to comply with Section 409A.

12.
Survival. The provisions of Sections 5 through 28 of this Agreement shall survive the termination of the Executive’s employment with the Company Group, and shall continue thereafter in full force and effect in accordance with their terms.
13.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination date,” or like terms shall mean “separation from service.”

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 13 shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

14.
Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash Severance payments, in the reverse order that such payments would otherwise have been paid; (2) cancellation of accelerated vesting of equity awards that vest, in whole or in part, based on the achievement of performance criteria, in the reverse order that such awards would have vested; (3) cancellation of accelerated vesting of equity awards that vest based solely on continued service, in the order of the percentage of the fair market value of such awards that constitutes a parachute payment (commencing with the largest percentage); and (4) reduction of continued employee benefits. Notwithstanding the foregoing, to the extent the Company Group submits any payment or benefit payable to Executive under this Agreement or otherwise to its stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7 (if applicable), the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section 14. Unless Parent and Executive otherwise agree in writing, any determination required under this Section 14 will be made in writing by an independent nationally recognized accounting or Section 280G consulting firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company Group for all purposes. The parties, including the Firm, will reasonably cooperate with the Executive and his counsel in connection with this Section 14. For purposes of making the calculations required by this Section 14, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 14. The Company will bear the fees of the Firm and all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 14.
15.
Enforceability, Etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.
16.
Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by email if sent during normal business hours of the recipient; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such email address or addresses as subsequently modified by written notice given in accordance with this Section 16.
(a)
If to the Executive, to the most recent address reflected in the Company’s records, with a copy (which shall not constitute notice) via email to austin.lilling@morganlewis.com.

(b)
If to any of the Company Group, to:

Definitive Healthcare Corp.

492 Old Connecticut Path, Suite 401

Framingham, MA 01701

Attn: Chief Legal Officer

Email: *******@definitivehc.com

17.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to choice of law provisions.
18.
Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the State or Federal courts located in the Commonwealth of Massachusetts and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.
19.
Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
20.
No Mitigation; No Set Off. In the event of termination without Cause or resignation for Good Reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amount due to Executive under this Agreement on account of any subsequent renumeration received from any subsequent employer. No amounts payable hereunder shall not be subject to any setoff or recoupment.
21.
Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and Parent (at the direction of the Board), on the one hand, and the Executive, on the other hand. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.
22.
Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns of the business, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without Parent’s prior written consent. Any assignment of this Agreement by any of the Company Group shall not in and of itself be considered a termination of the Executive’s employment.
23.
Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.
24.
Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” or “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
25.
No Conflicting Agreements. The Executive represents and warrants to the Company and Parent that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company Group or obligations under this Agreement.
26.
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
27.
No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.
28.
Notification of New Employer. In the event that the Executive is no longer an Executive of the Company Group, the Executive consents to notification by the Company and Parent to the Executive’s new employer or its agents regarding the Executive’s obligations under Sections 5, 6 and 7 of this Agreement.

[ The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a sealed instrument as of the date first above written.

DEFINITIVE HEALTHCARE, LLC

By: /s/ Jason Krantz
Name: Jason Krantz
Title: Interim CEO

DEFINITIVE HEALTHCARE CORP.

By: /s/ Jason Krantz
Name: Jason Krantz
Title: Executive Chairman, Interim CEO

/s/ Kevin Coop

Executive: Kevin Coop

[Signature Page to Employment Agreement]